EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-85866, 333-63855, 333-34197 and 333-34050) pertaining to the Atlantis Plastics, Inc. 2001 Stock Option Plan, the Atlantis Plastics, Inc. 1998 Stock Option Plan, the Atlantis Plastics, Inc. 1997 Stock Option Plan and the Atlantis Plastics, Inc. Deferred Compensation Plan, respectively, of our report dated March 29, 2006, with respect to the consolidated financial statements and schedule of Atlantis Plastics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Atlanta, Georgia
March 30, 2006